UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 19, 2010

NeoMagic Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	000-22009	77-0344424
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2372-A Qume Drive, San Jose, California	95131
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (408) 428-9725

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

In accordance with the Company's by-laws, on August 19, 2010, the Board of Directors appointed Charles Bellavia and Scott Sullinger as directors of the Company.  Mr. Bellavia and Mr. Sullinger will become members of the Board of Directors effective August 30, 2010. The Board of Directors will appoint Messrs. Bellavia and Sullinger to Committees of the Board at a future date.

In connection with their appointment to the Board, the Company granted each of Messrs. Bellavia and Sullinger a non-qualified stock option for the purchase of 150,000 shares of the Company’s common stock at an exercise price per share equal to the fair market value of the closing price of the Company’s common stock on August 30, 2010. Assuming continued service on the Company’s Board, such options will vest at the rate of 25% on August 30, 2011 and the remaining amount shall vest at the rate of 1/36th monthly thereafter so that the options shall be exercisable in full in the 48th month.

Mr. Bellavia, age 63, served as CEO of Xecom, a leading supplier of miniature communications components and custom modules for Original Equipment Manufacturers, from 2002 to 2006. From 1998 to 2001, Mr. Bellavia was Vice President, Marketing and Sales at California Micro Devices, a leading supplier of application specific analog and mixed signal semiconductor products for the mobile handset, digital consumer electronics and personal computer markets.  Prior to joining California Micro Devices, Mr. Bellavia was the principal of  Bellavia Consulting a High Tech general management consulting firm focused on wireless, Internet, software, semiconductor and hardware companies. Mr. Bellavia previous management experience includes Intel and HP.  Mr. Bellavia serves on the board of directors of ECCOgen, a financial services company in the K-12 campus cashless solutions card market, and has been the Chairman of their Governance and Nominating Committee since 2008.  Mr. Bellavia previously served on the board of Green Motors, an alternative clean fuel technology automotive distributor (2007 to 2009), and as a member of the Technical Advisory Board of Intanghi, a communications’ software start-up developing solutions to manage the complexity of Enterprise Systems (2003 to 2008). Mr. Bellavia received his BSEE at Clarkson University and his MBA at the University of Rochester's Simon Graduate School of Business.

Mr. Sullinger, age 40, served as Vice President of Finance and Chief Financial Officer at NeoMagic Corporation, from March 2004 to March 2007. Since March 2007, Mr. Sullinger has worked as an executive search consultant at Egon Zehnder International. Prior to joining NeoMagic in 2004, Mr. Sullinger was Director of Finance at ON Semiconductor, a provider of power and data management semiconductors and standard semiconductor components. Before joining ON Semiconductor, Mr. Sullinger spent seven years in investment banking, most recently as Vice President of Technology Investment Banking at Morgan Stanley. Mr. Sullinger served on the Board of Directors of Medistem, a biotech company, where he served as Chairman of the Audit Committee from 2007 to 2009.Mr. Sullinger has a bachelor's degree in economics from the University of California, Los Angeles, where he graduated cum laude, and a Masters Degree in Business Administration from Columbia University. Mr. Sullinger maintains a CPA (inactive) license in California.

Item 7.01	Regulation FD Disclosure.

On August 24, 2010, the Company is issuing a press release regarding the appointment of a two member to its Board of Directors, which is attached hereto as Exhibit 99.1. In accordance with General Instruction B.2 to Form 8-K, the information set forth in this Item 7.01 and in the attached press release is deemed to be “furnished” and is not deemed to be “filed” for purposes of the Exchange Act.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1           Press Release, dated August 24, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NeoMagic Corporation
(Registrant)

Date:	August 24, 2010	/s/ Syed Zaidi
SYED ZAIDI
President and Chief Executive Officer